RANDGOLD & EXPLORATION COMPANY LIMITED - RANDGOLD ADDS TAINTON TO ITS BOARD

RANDGOLD & EXPLORATION COMPANY LIMITED (Incorporated in the Republic of South
Africa) (Registration number 1992/005642/06) Share code: RNG ISIN: ZAE000008819
Nasdaq trading symbol: RANGY ("Randgold" or "the Company") Issued by Marulelo
Communications On behalf of Randgold & Exploration Company Limited August 25,
2004 Randgold adds Tainton to its board Mining house Randgold & Exploration
Company Limited has appointed industry veteran Stephen Tainton as an executive director to its board. Stephen, a qualified geologist and technical consultant with some 24 years' experience in the mining industry, has been selected by CEO
Brett Kebble to boost Randgold's exploration efforts both locally and in Africa.
He took up his new position on Friday, 20 August. Stephen has previously held several operating and executive positions within the JCI Group. He has effectively headed up the worldwide exploration efforts of JCI and its various subsidiaries for the last several years. He brings to the table extensive deal-making expertise, which has seen him most recently involved with the
Group's activities in Angola and on the empowerment front, where he has worked closely with Brett to evaluate investment opportunities in the mineral resource sector. At the same time, non-executive director David Ashworth has resigned from the Randgold board after moving to England. FOR FURTHER INFORMATION PLEASE
CONTACT DAVID BARRITT ON 083 603 3981. Date: 25/08/2004 04:50:17 PM Produced by
the JSE SENS Department